As filed with the Securities and Exchange Commission on February 28, 2006

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MICROSOFT CORPORATION

(Exact name of Registrant as specified in its charter)

Washington	91-1144442
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

One Microsoft Way

Redmond, Washington 98052-6399

(425) 882-8080

(Address of principal executive offices, including zip code)

MICROSOFT CORPORATION DEFERRED COMPENSATION PLAN

MICROSOFT CORPORATION DEFERRED COMPENSATION PLAN FOR NON-EMPLOYEE

DIRECTORS

(Full title of the plans)

John A. Seethoff

Deputy General Counsel, Finance and Operations

One Microsoft Way

Redmond, Washington 98052-6399

(425) 882-8080

(Name, address and telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Securities to Be Registered (1)	Amount to Be Registered	Proposed Maximum Offering Price Per Share(1)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Deferred Compensation Obligations under the Microsoft Corporation Deferred Compensation Plan	$75,000,000	100%	$75,000,000	$8,025
Deferred Compensation Obligations under the Microsoft Corporation Deferred Compensation Plan for Non-Employee Directors	$10,000,000	100%	$10,000,000	$1,070
(1)	The deferred compensation obligations are unsecured obligations of the Registrant to pay deferred compensation in the future in accordance with each of the plans.
(2)	The proposed maximum aggregate offering price was estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act of 1933, as amended.

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3. INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents filed with the Securities and Exchange Commission (the “Commission”) are hereby incorporated by reference in this Registration Statement:

(a) The Registrant’s Annual Report on Form 10-K for the fiscal year ended June 30, 2005, filed on August 26, 2005, which contains audited financial statements for the most recent fiscal year for which such statements have been filed;

(b) The Registrant’s Quarterly Reports on Form 10-Q for the fiscal quarters ended December 31, 2005 and September 30, 2005, filed on January 26, 2006 and October 27, 2005, respectively; and

(c) The Registrant’s Current Reports on Form 8-K filed on February 3, 2006, January 20, 2006, November 21, 2005, November 14, 2005, September 28, 2005 (Item 1.01 disclosure), and August 4, 2005.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof, and prior to the filing of a post-effective amendment which indicates that the securities offered hereby have been sold or which deregisters the securities covered hereby then remaining unsold, shall also be deemed to be incorporated by reference into this Registration Statement and to be a part hereof commencing on the respective dates on which such documents are filed.

Item 4. DESCRIPTION OF SECURITIES

The securities being registered pursuant to the Microsoft Corporation Deferred Compensation Plan (the “Employee Plan”) and the Microsoft Corporation Deferred Compensation Plan for Non-Employee Directors (the “Director Plan”) represent obligations (“Obligations”) of the Registrant to pay deferred compensation in the future in accordance with the terms of each plan, which are filed as Exhibits 99.1 and 99.2 to this Registration Statement. Eligible employees of the Registrant are entitled to defer receipt of certain compensation into the Employee Plan and non-employee members of the Board of Directors of the Registrant are entitled to defer receipt of cash and equity retainer payments into the Director Plan.

The Obligations are general unsecured obligations of the Registrant subject to the claims of its general creditors. The plans are considered entirely unfunded for tax purposes.

The amount of compensation to be deferred by each participating eligible employee or Board member (individually, a “Participant” and collectively, the “Participants”) is determined in accordance with the applicable plan based on elections by each Participant.

Under the Employee Plan, amounts credited to a Participant’s account are credited with deemed investment returns equal to the experience of certain investment funds offered under the Employee Plan and selected by the Participant. The Obligations are generally payable upon a date or dates selected by the Participant under the Employee Plan, subject to exceptions for in-service withdrawals for an Unforeseeable Emergency (as defined in the Employee Plan) or certain terminations of employment. The Obligations generally are payable in cash in the form of a lump-sum distribution or in installments, at the election of the Participant.

Under the Director Plan, amounts credited to a Participant’s account are deemed to be immediately invested in shares of the Registrant’s common stock. Any dividends that would have been received had such amounts actually been invested in shares of common stock will also be credited to the Participant’s account and be deemed invested in shares of common stock. The Obligations are payable in shares of common stock that will be issued from the Microsoft Corporation 1999 Stock Plan For Non-Employee Directors (except that any fractional shares payable will be paid in cash) either in a lump sum following separation from Board service with the Company or in five equal installments following separation from Board service, in accordance with the Participant’s election.

A Participant may designate one or more beneficiaries to receive any portion of the Obligations payable in the event of death. Participants or beneficiaries may not anticipate, alienate, sell, transfer, assign or otherwise dispose of any right or interest in the plan in which they are participating. The Registrant reserves the right to amend or terminate the plans.

Item 5. INTERESTS OF NAMED EXPERTS AND COUNSEL

The opinion of counsel as to the legality of the securities that may be issued under the Microsoft Corporation Deferred Compensation Plan and the Microsoft Corporation Deferred Compensation Plan for Non-Employee Directors is given by Keith Dolliver, Associate General Counsel. Mr. Dolliver owns shares of the Registrant’s common stock.

Item 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 23B.08.510 of the Washington Business Corporation Act (“WBCA”) authorizes Washington corporations to indemnify their officers and directors under certain circumstances against expenses and liabilities incurred in legal proceedings involving them as a result of their service as an officer or director. Section 23B.08.560 of the WBCA authorizes a corporation by provision in its articles of incorporation to agree to indemnify a director and obligate itself to advance or reimburse expenses without regard to the provisions of Sections 23B.08.510 through .550; provided however that no such indemnity shall be made for or on account of any (a) acts or omissions of a director that involve intentional misconduct or a knowing violation of law, (b) conduct in violation of Section 23B.08.310 of the WBCA (relating to unlawful distributions) or (c) any transaction from which a director personally received a benefit in money, property or services to which the director was not legally entitled. The Registrant’s Amended and Restated Articles of Incorporation require indemnification of the Registrant’s officers and directors and advancement of expenses to the fullest extent not prohibited by applicable law. The Registrant’s Amended and Restated Articles of Incorporation provide for procedures for those seeking indemnification and/or advancement of expenses.

The Registrant also maintains certain captive insurance programs, in which it is the named insured, which may provide certain indirect coverage for directors’ and officers’ claims. In addition, the Registrant has had an indemnification trust in place since 1988, which trust was amended in 1993 (“1993 Trust”) and which secures the Registrant’s indemnification obligations to past and present officers and directors arising from their activities as such. $7.0 million has been deposited in the 1993 Trust. In the year ended June 30, 2003, the Registrant established an additional indemnification trust (“2003 Trust”) to secure the Registrant’s obligations to indemnify and/or advance expenses to directors arising from their service in the event the Registrant does not or is financially unable to provide the indemnification and/or advancement. $13 million has been deposited in the 2003 Trust. The Registrant has also entered into separate indemnification agreements with certain of its directors and executive officers.

The Registrant’s Amended and Restated Articles of Incorporation contain a provision eliminating the personal liability of directors to the Registrant or its shareholders for monetary damages arising out of a breach of fiduciary duty. Under Washington law, this provision eliminates the liability of a director for breach of fiduciary duty but does not eliminate the personal liability of any director for (i) acts or omissions of a director that involve intentional misconduct or a knowing violation of law, (ii) conduct in violation of Section 23B.08.310 of the WBCA or (iii) any transaction from which a director personally received a benefit in money, property or services to which the director was not legally entitled.

Item 7. EXEMPTION FROM REGISTRATION CLAIMED

Not applicable.

Item 8. EXHIBITS

Exhibit Number	Description

5.1	Opinion of counsel regarding legality of the obligations being registered

15	Letter re unaudited interim financial information

23.1	Consent of Independent Registered Public Accounting Firm

23.2	Consent of counsel (included in opinion filed as Exhibit 5.1)

24.1	Power of Attorney (see signature page)

99.1	Microsoft Corporation Deferred Compensation Plan

99.2	Microsoft Corporation Deferred Compensation Plan for Non-Employee Directors

Item 9. UNDERTAKINGS

A.	The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser:

(i) If the registrant is relying on Rule 430B:

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii) If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the Registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424, any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant, the portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant, and any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefits plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Redmond, State of Washington, on the 28th day of February, 2006.

MICROSOFT CORPORATION

/s/ Christopher P. Liddell
By:	Christopher P. Liddell
Its:	Chief Financial Officer

POWER OF ATTORNEY

Each person whose individual signature appears below hereby authorizes Christopher P. Liddell, John A. Seethoff, and Peter A. Kraus, or any of them, as attorneys-in-fact with the power of substitution, to execute in the name of and on behalf of each person, individually and in each capacity stated below, and to file, any and all amendments to this Registration Statement, including any and all post-effective amendments.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated below on the 28th day of February, 2006.

Signature	Title

/s/ William H. Gates III	Chairman, Chief Software Architect, Director
William H. Gates III

/s/ Steven A. Ballmer	Chief Executive Officer, Director (principal executive officer)
Steven A. Ballmer

/s/ Christopher P. Liddell	Chief Financial Officer (principal financial and accounting officer)
Christopher P. Liddell

/s/ Dr. James I. Cash, Jr.	Director
Dr. James I. Cash, Jr.

/s/ Dina Dublon	Director
Dina Dublon

/s/ Raymond V. Gilmartin	Director
Raymond V. Gilmartin

/s/ Ann McLaughlin Korologos	Director
Ann McLaughlin Korologos

/s/ David F. Marquardt	Director
David F. Marquardt

/s/ Charles H. Noski	Director
Charles H. Noski

/s/ Dr. Helmut Panke	Director
Dr. Helmut Panke

/s/ Jon A. Shirley	Director
Jon A. Shirley

INDEX TO EXHIBITS

Exhibit Number	Description

5.1	Opinion of counsel regarding legality of the obligations being registered

15	Letter re unaudited interim financial information

23.1	Consent of Independent Registered Public Accounting Firm

23.2	Consent of counsel (included in Exhibit 5.1)

24.1	Power of Attorney (see Signature Page)

99.1	Microsoft Corporation Deferred Compensation Plan

99.2	Microsoft Corporation Deferred Compensation Plan for Non-Employee Directors